As filed with the Securities and Exchange Commission on February 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3818604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall

San Diego, CA 92121

(858) 228-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric DeMarco

President and Chief Operating Officer

4810 Eastgate Mall

San Diego, CA 92121

(858) 228-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Scott M. Stanton, Esq.

Laura G. Sand, Esq.

Gray Cary Ware & Freidenrich LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Approximate date of commencement of the proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock, $.001 par value per share	$200,000,000	$25,340

(1)	Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of the securities, the table does not specify information as to the number of shares to be registered.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

dated February 19, 2004

$200,000,000

Common Stock

This prospectus relates to up to an aggregate of $200,000,000 of shares of our common stock, par value $.001 per share, that we may offer and issue from time to time in connection with acquisitions by us or our subsidiaries of the assets or securities of other businesses. We also may issue the shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with such acquisitions.

We anticipate that the terms of acquisitions in connection with which the shares are issued will be determined through direct negotiations with the owners or controlling persons of the businesses being acquired. We also anticipate that the shares issued in connection with such acquisitions will be valued, for purposes of determining the numbers of the shares to be issued, at prices related to the market price of our common stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued. We will not pay any discounts or commissions in connection with our issuance of the shares, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is traded on the Nasdaq National Market under the symbol “WFII.” On February 17, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $14.36 per share.

Investing in our securities involves risks. You should carefully consider the risk factors incorporated by reference into this prospectus before you make an investment in our securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular to the factors discussed under the section entitled “Risk Factors” in the periodic reports incorporated by reference into this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements are:

•	changes in the rate of growth and deployment of wireless networks;

•	change in economic conditions of the various markets we serve;

•	the loss of key customers or delays in project timing for our customers;

•	the risks associated with acquiring and integrating businesses that we may acquire;

•	our ability to successfully expand our government services division; and

•	our ability to win federal government contracts and to achieve the anticipated synergies between our divisions.

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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OUR COMPANY

We are an independent provider of outsourced communications and security systems engineering and integration services and other technical services for the wireless communications industry, the US government, and enterprise customers. We were incorporated in the state of New York on December 19, 1994 and began operations in March 1995. We reincorporated in the state of Delaware in 1998. We consummated our initial public offering on November 5, 1999.

The principal services we provide include, but are not limited to, the design, deployment, integration, and the overall management of communications and security networks. Our work for the wireless communications industry primarily involves radio frequency engineering, site development, project management and the installation of radio equipment networks. We also provide network management services, which involve day-to-day optimization and maintenance of wireless networks. As part of our strategy, we are technology and vendor independent. We believe that this aligns our goals with those of our customers and enables us to objectively evaluate and recommend specific products or technologies. We provide network design and deployment services to wireless carriers including, but not limited to, (in alphabetical order) AT&T Wireless, Cingular, Sprint, T-Mobile, Telcel, Telefonica, and Verizon and equipment vendors such as Ericsson, Nortel and Siemens. We have internally developed a methodology of planning and deploying wireless networks that allows us to deliver reliable and scalable network solutions, primarily on a fixed-price, time-certain basis. We believe this enables our customers to improve their ability to forecast the costs and timing of network deployment and management and increase their focus on internal core competencies while relying on us for planning, designing, deploying and managing their networks. Our work for the federal government primarily involves systems engineering, systems integration, and the outsourcing of technical services such as operational test and evaluation and program management. We also provide services in the areas of mission assurance, product and process validation and verification, and software and applications development. Our work for enterprise customers primarily involves the design, deployment, and integration of security and other in-building systems including access control and intrusion detection.

Our principal executive offices are located at 4810 Eastgate Mall, San Diego, California 92121. Our telephone number is (858) 228-2000.

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USE OF PROCEEDS

We will receive no proceeds from the offering of the shares other than the value of the assets and securities acquired by us in the acquisitions and any proceeds we may receive upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with such acquisitions.

SELLING STOCKHOLDERS

We may permit individuals or entities who have received or will receive the shares covered hereby to use this prospectus to cover the resale of such shares. The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of the shares may be deemed to be “underwriters” under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We may agree to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees may be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase the shares as principal.

In order to comply with the securities laws of certain states, if applicable, our common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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LEGAL MATTERS

The validity of the securities to be offered by this prospectus will be passed upon for us by Gray Cary Ware & Freidenrich LLP, San Diego, California.

EXPERTS

The consolidated financial statements of WFI as of December 31, 2002 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information, as well as the other information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 27, 2002 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for the meeting of our stockholders on June 19, 2003).

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003, June 27, 2003 and September 26, 2003.

3.	Our Current Reports on Form 8-K filed on August 14, 2003, December 23, 2003 and January 16, 2004.

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 3, 1999.

5.	All of the filings pursuant to the Securities Exchange Act that we may make after the date hereof and prior to the termination of the offering contemplated by this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Martha Lessa, 4810 Eastgate Mall, San Diego, CA 92121, telephone: (858) 228-2000.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The registrant’s bylaws provides for indemnification of its directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. The registrant’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent under applicable law. The registrant has entered into indemnification agreements with its officers and directors. The registrant maintains directors and officers liability insurance.

Item 21. Exhibits

Exhibit Number	Exhibit Description

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of KPMG LLP

23.2	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That, every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(h) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on February 19, 2004.

WIRELESS FACILITIES, INC.

/s/ MASOOD K. TAYEBI, PH.D.
Masood K. Tayebi, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Masood K. Tayebi, Eric DeMarco and Dan Stokely and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments and any registration statements filed pursuant to Rule 462(b), any exhibits thereto and any other documents in connection therewith) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MASOOD K. TAYEBI, PH.D. Masood K. Tayebi, Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	February 19, 2004

/s/ DAN STOKELY Dan Stokely	Interim Chief Financial Officer, Vice President and Corporate Controller (Principal Financial Officer and Principal Accounting Officer)	February 19, 2004

/S/ ERIC DEMARCO Eric DeMarco	President and Chief Operating Officer	February 19, 2004

/s/ SCOTT ANDERSON Scott Anderson	Director	February 19, 2004

/s/ BANDEL CARANO Bandel Carano	Director	February 19, 2004

/s/ WILLIAM HOGLUND William Hoglund	Director	February 19, 2004

Scot Jarvis	Director

William Arthur Owens	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of KPMG LLP

23.2	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)